EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              SYNERGX SYSTEMS INC.
                                  (as amended)


     I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

     FIRST: The name of the corporation is Synergx Systems Inc.

     SECOND: The Corporation's registered office is 229 South State Street, Dover, County of Kent, Delaware 19901. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: (a) The aggregate number of shares which the corporation shall have authority to issue is twelve million (12,000,000) shares, of which ten million (10,000,000) shall be designated as Common Stock having a par value of $.001 per share and two million (2,000,000) shares shall be designated as Preferred Stock, having a par value of $.01 per share.

     (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one more series, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, form which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law; and, if so, the terms of such voting rights;

     (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine:

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment on shares of that series; and

     (h) Any other relative or participating rights, preferences and limitations of that series

     FIFTH: The name and address of the sole incorporator is as follows:

                            Name             Address

                 Daniel S. Tamkin         c/o Milgrim Thomajan & Lee P.C.
                                          405 Lexington Avenue
                                          18th Floor
                                          New York, New York 10174



     SIXTH: The Board of Directors shall have the power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of this corporation.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH: A Director of the Corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, to the fullest extent permitted by Section 102(b) of the Delaware General Corporation Law as it currently exists or as it may hereafter be amended.

     NINTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, all rights and powers conferred herein on stockholders, directors and officers are subject to this reserve power.

     TENTH: A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. In particular, and without limiting the generality of the foregoing, the personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of Subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing: at the time of such repeal or modification.

     IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of October, 1988.

                                            ------------------------
                                            Daniel S. Tamkin
                                            C/o Milgrim Thomajan & Lee P.C.
                                            405 Lexington Avenue
                                            New York, New York 10174